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                         STRATEGIC INVESTMENT AGREEMENT
                         ------------------------------


THIS AGREEMENT is made the 18th day of January, 2000.


B E T W E E N:


     MSU Corporation a United States corporation registered in Florida whose principal place of business is situated at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 ILR, England ('MSU')


     JadooNet.com Limited a company organised and existing under the laws of India, whose registered office is at Mathurdas Mill Compound Ground Floor, SB Marg, Lower Parel, Bombay 400 013 ('JADOO').




3. WEB2U Limited a United Kingdom Company having its registered office at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 ILR, England ("WEB2U").


WHEREAS

(a) WEB2U is wholly owned subsidiary of MSU and is the owner of the Intellectual Property Rights in the ISP Chip Set and the Product;


(b) By an agreement dated 18th January 2000 between WEB2U and JADOOss ("the Product Know-How Agreement"), WEB2U has granted JADOO the Know-How on an exclusive basis to enable






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     JADOO to manufacture and deal in WEB2U proprietary Internet Access Device incorporating the ISP Chip Set ("the Product").


(c) The technology to be thus supplied by WEB2U to JADOO being of a proprietary and confidential nature and subject to sensitivity concerns about protection of IPRs, it is in the interest of JADOO to participate in MSU/WEB2U venture abroad by acquiring an initial strategic stake in MSU whose shares are already listed on the OTC Exchange in New York;


(d) Similarly, in order to protect its rights under the Product Know-How Agreement and build up a long term strategic relationship with JADOO and in view of the exclusivity granted to JADOO to manufacture and deal in the Product in the Territory, it is in the interest of MSU/WEB2U to similarly acquire an initial strategic stake in JADOO;


(e) It is the intention of the Parties that such cross holdings would enhance the value of their investments and commitments to each others business.


(f) This Agreement therefore records the mode and manner of JADOO participating in MSUs venture abroad and MSU acquiring a stake in JADOO upon the following terms:


IT IS AGREED as follows:-


1. The recitals contained herein shall be deemed to form an integral part of this Agreement.


2. All words and expressions used herein shall have the same meaning as assigned to them under the Product Know-How Agreement.


3. The Parties shall grant to each other warrants which are to be allotted in the manner following.



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4.   MSU will grant to JADOO warrants to purchase up to the greatest of [ ** ]
     of the fully diluted outstanding shares or [ ** ] shares of MSU common stock. Such warrants shall be exercisable for a term of 12 months from the date of execution of this agreement at a price calculated by reference to the average trading price of the shares of MSU common stock during the last 15 days prior to the signing of this agreement ("MSU Price"). In the event of any increase in the issued share capital of MSU during the period of 15 months from the date of this agreement, then JADOO shall be entitled to subscribe for such further number of equity shares of MSU at the Acquisition Price so as to retain the [ ** ] of fully diluted outstanding equity shares of MSU. In the event of any increase in the issued share capital of MSU for a further period of 12 months thereafter, JADOO shall be entitled to subscribe for such further number of shares of MSU at the at the Acquisition Price so as to retain the [ ** ] of fully diluted outstanding equity shares of MSU ("MSU Price").


5. JADOO will grant to MSU warrants to purchase up to [ ** ] of the fully diluted outstanding equity shares of JADOO. Such warrants shall be exercisable for a term of 12 months from the date of agreement of the First Valuation of the pursuant to Clause 6.2 of the Product know-how Agreement at a price calculated by reference to the First Valuation ("JADOO Price"). In the event of any increase in the issued share capital of JADOO during the period of 15 months from the date of this agreement, then MSU shall be entitled to subscribe for such further number of equity shares of JADOO at the first valuation price agreed price so as to retain the [ ** ] of fully diluted outstanding equity shares of JADOO. In the event of any increase in the issued share capital of JADOO for a further period of 12 months thereafter, MSU shall be entitled to subscribe for such further number of shares of JADOO at the first valuation price agreed so as to retain the [ ** ] fully diluted outstanding equity shares of JADOO.


6. This Agreement is subject to the receipt of all relevant regulatory / governmental approvals in



**The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.

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     India including under Exchange Control laws. Provided however, it is clarified, for the removal of doubt, that this Agreement shall become effective if and only if all such approvals are obtained in respect of both the proposed investments by MSU and JADOO.


7.   Limitation of Liabilities

     7.1 Force Majeure. Neither party shall be liable to the other for any delay, loss, damage or injury caused by acts of God, governmental order or regulation, restraining imposed by governmental action, national strikes, commotion, riots, war, war like situations, hostilities, governmental disposal, mobilisation, blockage, embargo, custody, revolution, fire, earthquake, tornado, explosion, storm, flood or for any other cause beyond its reasonable control (hereinafter referred to as Force Majeure).

     7.2 Notification of such delay arising solely from circumstances attributable to the Force Majeure shall be given as soon as possible and followed in writing to the other party within seven days of the occurrence of such an event.

8.   Severability

     If any section or subsection of this Agreement is found by competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.


9.   Whole Agreement.

     This Agreement contains the whole agreement between the Parties and supersedes




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     any prior written or oral agreements between them in relation to its subject matter and the Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement.


10.  No Modification.

     This Agreement may not be modified except by an instrument in writing signed by both of the Parties of their duly authorised representatives.


11.  Survival of Term.

     The warranties an indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of any accounting in respect of continuing fees and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.


12.  Arbitration.

     Any question or difference which may arise concerning the construction meaning or effect of this agreement or concerning the rights and liabilities of the parties or any other matter arising out of or in connection with this agreement shall be referred to a single arbitrator in London to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that the matter be referred to arbitration in accordance with this clause such reference shall be to the to an arbitrator appointed by the President for the time being of the Law






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     Society, London. The Arbitrator shall neither be an Indian or UK national.
     The decision of the arbitrator shall be binding upon the parties. Any reference under this clause shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996(UK)

13.  Governing Law.

     13.1 This Agreement shall be governed in accordance with the laws of England and Wales.

     13.2 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in the Courts of England and Wales.


SIGNED /s/ William D. Snowdon
       ...............................
             MSU Corporation



SIGNED [illegible signature]
       ..............................
          JadooNet.com Limited